Rule 10f-3 Transactions by Nuveen


Issuance/Trade Date  11/14/2012
Security Desctiption   Minnesota ST-Ref-A
Total Amount Purchased   2,000,000
Percent of Offering  0.334%
Purchase Price  $100.968
First Available Public Price at Close  $100.968
Puchasing Fund  Firsta American Minnesota Municipal
Income Fund II Inc. (MXN)
Underwriter from whom Purchased   Barclays Capital Inc.
Participating Underwriters   Barclays, BofA Merrill Lynch,
Citigroup, U.S. Bancorp, Jefferies, RBC Capital Markets,
Ramirez & Co., Inc., Wells Fargo Securities